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EXHIBIT 10.18 -- EMPLOYMENT AGREEMENT

                             CONTRACT OF EMPLOYMENT
                                  FOR EMPLOYEES

Between the undersigned parties:



         NATIONAL TECH TEAM EUROPE N.V.

         with its registered office established at:

         Medialaan 1

         1800 VILVOORDE





         represented by Mr Jon AHLBRAND, Marketing & Sales Manager,

         Director



         And Mr Johan TIELEMANS, Director,

         hereinafter referred to as "the employer",



and



         Christoph NEUT

         Lambermontplaats 36

         2000 ANTWERP

         hereinafter referred to as "the employee",



The following is agreed:

                                    Article 1

The employer takes the employee into its employment as Senior Program Manager in its operating office at Medialaan 1, 1800 Vilvoorde.

                                    Article 2

The contract of employment is concluded for an indefinite period, starting on 1 November 1996 and commencing with a trial period of six (6) months. During the trial period and upon completion of the first month, either party may terminate the contract of employment at any time, subject to observance of a period of notice of seven (7) days.

Article 3

The monthly gross salary shall amount to BEF 140,000, and this shall be solely payable by transfer into a financial account or by means of a circular cheque.

                                    Article 4

The working time shall amount to 38 hours a week. The work to be performed shall be rendered in accordance with the necessities of the department.




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Article 5

It is expressly agreed that, but for any provisions to the contrary, any other emoluments or bonuses that the employer may grant to the employee on an exceptional or periodic basis, over and above the above-mentioned salary, shall constitute gifts and shall therefore never result in any rights coming into being for the future.

Article 6

In the event of illness or accident, the employee is obliged to notify the employer or the latter's designated deputy immediately, and if possible by telephone before 10.00 a.m., indicating the length of time he will be unfit for work. In addition to this, the employee shall send in or hand over the doctor's certificate within two working days of commencement of the incapacity. These same obligations shall be incumbent upon the employee in the event of prolongation of the incapacity.

Article 7

Correspondence and copies of correspondence, as well as documentation and copies of reports, that originate from the employer, shall at all times remain the employer's property. All documents that the individual receives in his capacity as an employee should be returned when the employee leaves the employer's employ.

Article 8

The employee shall render services solely and exclusively for the employer and shall not participate, either directly or indirectly, in any other company, or set up his own business, without the employer's prior written consent. He shall also refrain from carrying out or taking part in any act of unfair competition or jeopardising the good name and reputation of the employer's firm.

Article 9

The employee agrees that the results of all work, studies and research shall be the property of the employer, who shall be the sole owner of all software, inventions, discoveries, patents, procedures, improvements, copyright, know-how, industrial and other drawings and models, as well as all other industrial property or intellectual rights which are in any way related to the employer's business, and which the employee invents, designs or makes use of, alone or with others, during the course of the contract of employment. The remuneration fixed in the contract is established taking account of the results of the employee's work, so that no additional compensation shall be payable to him on account of the aforementioned industrial and intellectual property rights.

Article 10

The employee must treat as confidential information all industrial and production secrets, including business secrets, sales and marketing information, technical, commercial and financial information, payroll data, software details and all other information of any nature whatsoever, that are directly or indirectly connected with the employer's business and are divulged to the employee, even by third parties, or with which the employee becomes acquainted during his employment. The employee undertakes, both during and after the end of his employment, to keep such data secret and to refrain from disclosing them in any way, or using them in any manner to his own or anyone else's advantage, except in the context of the assignment entrusted to him by the employer.

In the event of any disputes, the courts of Brussels shall be competent.

Drawn up in duplicate in Vilvoorde on 2 October 1996, with each party acknowledging having received its copy.



For the employer,                                    The employee,

signed                                               signed

Jon AHLBRAND                                         Christoph NEUT

Director                                             Lambermontplaats 36

                                                     2000 ANTWERP


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Johan TIELEMANS

Director

signed



APPENDIX NO. 1 TO THE CONTRACT OF EMPLOYMENT DATED 2.10.1996 BETWEEN NATIONAL TECH TEAM EUROPE N.V. AND MR CHRISTOPH NEUT


1) All costs usefully incurred further to the execution of the contract shall be reimbursed upon presentation of the documents in proof (i.e. receipts).


2) Insofar as the employee has reached the age of 25, the employer shall conclude a group insurance policy in favour of the employee, to the value of 3% of the annual salary, the premium of which shall be paid to the tune of two-thirds (2/3) by the employer and to the tune of one third (1/3) by the employee.

3) In the context of the position of Senior Program Manager and the considerable degree of travel that goes with his position, the employer places a company car at the employee's disposal. By way of a personal contribution, the employee shall pay 25% of the costs related thereto.

4) The employer shall take out a hospitalisation insurance policy on behalf of the employee. This policy can be extended, subject to a monthly contribution per insured party, to include members of the family or a cohabiting partner.

Drawn up in duplicate in Vilvoorde on 2 October 1996, with one copy for each party.

For the employer,                                    The employee,


signed                                               signed

Jon AHLBRAND                                         Christoph NEUT
Director                                             Lambermontplaats 36

                                                     2000 ANTWERP

signed

Johan TIELEMANS
Director







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